Exhibit 99

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm with respect to State Street Equity 500 Index Portfolio under the captions “Other Service Providers” and “Financial Statements” in the American Beacon Fundssm Statement of Additional Information, dated April 27, 2012, on Form N-1A, filed with the Securities and Exchange Commission on April 30, 2012 in Post-Effective Amendment No. 141 (File no. 33-11387). We further consent to the incorporation by reference of our report, dated February 23, 2012, on the financial statements and financial highlights of State Street Equity 500 Index Portfolio, included in the Annual Report to Shareholders for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 27, 2012